CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 11, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of Royce Premier Fund, Royce Select Fund, Pennsylvania Mutual Fund, Royce Total Return Fund, Royce TrustShares Fund, Royce Opportunity Fund, Royce Low-Priced Stock Fund, Royce Value Fund, Royce Special Equity Fund, Royce Value Plus Fund, Royce Micro-Cap Fund, Royce Technology Value Fund, Royce Discovery Fund, Royce 100 Fund, Royce Financial Services Fund, and Royce Dividend Value Fund, comprising The Royce Fund. We also consent to the references to us under the headings “Financial Highlights Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland
April 26, 2005